EMPLOYMENT AGREEMENT

      This Agreement made as of the 22nd day of January, 1997, (hereinafter the "Effective Date"), by and between MACE SECURITY INTERNATIONAL, INC., a corporation duly organized and existing under the laws of the State of Delaware, with a principal place of business at 160 Benmont Avenue Town of Bennington, County of Bennigton and State of Vermont, (hereinafter referred to as "Employer") and Richard A. Galt, with a residence at Post Office Box 134, Route 28N, Town of North Creek, County of Warren and State of New York (hereinafter referred to as "Employee").

      WHEREAS, the parties entered into an employment agreement as of the 22nd day of August, 1996 ("the Original Agreement");

      WHEREAS, Employer and Employee have mutually agreed to terminate the Original Agreement and enter into a new Employment Agreement;

      NOW, Therefore, in consideration of the termination of the Original Agreement, the release of each by the other from any and all liability arising out of the "Original Agreement", and the mutual covenants, agreements, releases and promises of the parties to this agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, Employer and Employee agree as follows:

                                   SECTION ONE
                                   EMPLOYMENT

      Employer employs Employee, not as an officer, with the title of Executive Vice President and General Counsel and Employee accepts such employment with Employer subject to the terms and conditions of this Agreement.

                                  SECTION TWO
                              TERMS OF EMPLOYMENT

      This Agreement and employment under this Agreement shall commence upon the Effective Date and shall continue until April 1,1997.

                                 SECTION THREE
                               DUTIES OF EMPLOYEE

      Employee shall serve Employer as Executive Vice President and General Counsel with duties and responsibilities as are specifically assigned to the Employee by the President and Chief Executive Officer from time to time. Such duties shall be carried out in accordance with the direction of the President and Chief Executive Officer.

      Employer is aware that Employee is an attorney licensed to practice in the States of Vermont and New York and has certain managerial capabilities. Employer may consult and utilize Employee's skills with regard to legal issues from time to time as requested, including those associated with preparing Employer's Form 10-KSB, which may be performed from Employee's home. Notwithstanding the foregoing, the Employee shall not be required to devote any minimum amount of time to complete the tasks and duties of the position.

      Employer agrees that the performance of Employee's duties as contemplated by this agreement shall not prevent Employee from taking additional employment elsewhere after February 14, 1997.

                                  SECTION FOUR
                                  COMPENSATION

      Employee's compensation shall consist of:

      (A) Upon signing, a lump sum payment of $9,000.00 representing partial consideration for the release attached hereto and marked Exhibit A and personal days owed Employee by Employer.

      (B) A salary of $1,500.00 per week through the week ending February 14, 1997, to be paid biweekly with the final payment to be made February 27, 1997. In addition, upon execution of this Agreement, Employer shall pay into an escrow account with the law firm of McCabe & Mack, Poughkeepsie, New York, for Employee's benefit, the sum of $31,000.00, with irrevocable instruction to release that sum, together with interest, to Employee on April 1, 1997. Escrow fees, if any, up to $250 shall be paid by Employer; and

      (C) Participation in all benefit plans available to the Employer's employees generally, including health and dental insurance, until April 1,1997, or until Employee obtains other coverage through new employment or other means, which ever comes earlier; and

      (D) $1,000 for every $100,000 of net income for the fourth quarter of 1996 and the first quarter of 1997, payable within thirty days following each such fiscal quarter; and

      (E) A biweekly car allowance of $131.08 to be applied toward payment for the unlimited use of a company vehicle (a 1996 Mazda 626) until April 1,1997. Employer shall be responsible for insurance, normal maintenance and repairs; and

      (F) Employee shall be reimbursed all reasonable and necessary business expenses incurred through February 14, 1997. In addition, Employer agrees to pay reasonable and necessary business expenses associated with Employee's attendance at continuing legal education conferences in Chicago, Illinois February 9 through 11, 1997, and March 5 through 8, 1997, up to, but not in excess of, the sum of $500 (exclusive of airfare, hotel, and registration costs).

                                  SECTION FIVE
                    PREVIOUSLY ISSUED STOCK OPTIONS/BONUSES

      Employer acknowledges the issuances by Employer to Employee, pursuant to the Mace Security international, Inc. Non-Qualified Stock Option Plan, of options to purchase 50,000 shares of common stock of Mace Security international at $1.50 per share, each with a duration of fifteen (15) years and each to survive termination of Employee's employment. Employer agrees that Employee shall be entitled to piggyback registration rights with respect to the shares underlying the options to purchase 50,000 share previously granted Employee. Further, Employer agrees that Employer shall be responsible for all legal, NASDAQ and blue sky fees associated with the registration of all 50,000 shares underlying the options.

      Employer acknowledges that the $ 21,000.00 paid Employee by Employer pursuant to the January 10, 1997 agreement between the resigning member of the Board of Directors of Employer and Jon E. Goodrich, Robert P. Gould and Marvin
P. Brown was not severance pay but was a bonus, and is not to be considered as part of the compensation to Employee as contemplated by this Agreement. Further, Employer acknowledges that Employee has received as a bonus from the Employer, a Cannon laptop computer.

                                   SECTION SIX
         EMPLOYER'S OBLIGATIONS ON TERMINATION OF EMPLOYEE'S EMPLOYMENT

      If, during the term of this Agreement, Employer terminates this Agreement for any reason whatsoever, whether for cause or without cause, the balance of payments called for in Section Four(B) including the amounts paid into escrow, shall, notwithstanding the termination, be immediately due and payable to Employee.

      Upon expiration of this Agreement, or upon termination of this Agreement by Employer, with or without cause, Employer agrees to refrain from comment, whether one is required or requested, regarding Employee's service with or performance for Employer, unless first obtaining Employee's written consent, except to state that Employee has worked for Employer satisfactorily and has since resigned.

      Upon expiration of this Agreement, Employee agrees to refrain from public comment regarding Employer unless first obtaining Employer's consent, except to state that Employee has worked for Employer satisfactorily and has since resigned.

                                  SECTION SEVEN
                                 BOARD APPROVAL

      Employer acknowledges that it has obtained the requisite authority from Employer's Board of Directors to enter into this Agreement with Employee.

                                  SECTION EIGHT
                                 INDEMNIFICATION

      Employer agrees to indemnify Employee against any and all claims of malpractice arising out of work performed, or to be performed, on behalf of Employer, including any and all costs and expenses, as they are incurred, to investigate and defend any and all claims of malpractice including but not limited to actual attorney's fees, damages, and amounts paid in settlement. Mace Security International, Inc. shall pay attorney's fees for investigating in advance the disposition of any claim. Notwithstanding the foregoing, in no event will Mace Security International, Inc. indemnify, and Mr. Galt will reimburse, all advances with respect to actions that were not made in good faith or made knowingly in violation of any law, rule, regulation and constituting malpractice.

                                  SECTION NINE
                                  ARBITRATION

      Any differences, claims of matters in dispute arising between Employer and Employee out of or connected with this Agreement shall be submitted by them to arbitration consistent with the commercial arbitration rules of the American Arbitration Association in Albany, New York.

                                   SECTION TEN
                                ATTORNEY'S FEES

      In the event that any arbitration is commenced in relation to this Agreement, Employer's agrees to pay, in addition to all of the sums that Employer may be called on to pay, a reasonable sum for Employee's attorney's fees and costs of litigation if Employee is the successful party.

                                 SECTION ELEVEN
                                 GOVERNING LAW

      It is understood that this Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to its principles of conflicts of law.

                                 SECTION TWELVE
                                ENTIRE AGREEMENT

      This Agreement shall constitute the entire Agreement between the parties and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding

                                SECTION THIRTEEN
                         MODIFICATION OF THIS AGREEMENT

      Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

                                SECTION FOURTEEN
                                    NOTICES

      Any notice provided for or concerning this Agreement shall be in writing and be deemed sufficiently given when sent by certified or registered mail if sent to the respective address of each party as set forth in the beginning of this Agreement.

                                 SECTION FIFTEEN
                               PARAGRAPH HEADINGS

      The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify or aid in the interpretation of the provisions of this Agreement.

                                 SECTION SIXTEEN
                                     WAIVER

      No waiver by either party of any failure or refusal by the other party to comply with its or his obligations hereunder shall be deemed a waiver of any kind or subsequent failure or refusal of a similar or different kind.

                                SECTION SEVENTEEN
                                   SUCCESSORS

      The terms of this Agreement shall be binding upon Employer and Employee, their heirs, successors and assigns.

      IN WITNESS WHEREOF, each party to this Agreement has caused it to be executed as of the 22nd day of January. 1997.



                                       MACE SECURITY INTERNATIONAL, INC.



                                       By: /s/ Marvin P. Brown
                                           ---------------------------------
                                           Marvin P. Brown
                                           President and CEO



                                       By: /s/ Richard A. Galt
                                           ---------------------------------
                                           Richard A. Galt